                                                                    Exhibit 12.1


                                                                                                                        SIX MONTHS
                                                                           YEAR ENDED DECEMBER 31,                    ENDED JUNE 30,
                                                        1996         1997          1998          1999        2000         2001
                                                        ----         ----          ----          ----        ----         ----
(IN THOUSANDS)
COMPUTATION OF EARNINGS:
Pretax income before adjustment for minority
interests in consolidated subsidiaries and
income or loss from equity investees                   14,023       38,281        36,106       140,454     618,298      384,556

Fixed Charges                                          50,374       78,039       109,021       165,354     349,006      331,928

Amortization of Capitalized Interest                        -            -           136           331         447          283

Distributed Income of Equity Investees                  1,274       21,042        27,717        43,318      29,979        2,459

Interest Capitalized                                        -       (6,200)       (7,000)      (47,300)   (206,973)    (219,623)

Minority interest in pretax income of subsidiaries
that have not incurred fixed charges                        -            -             -           265        (895)           -

Total Earnings                                         65,671      131,162       165,980       302,422     789,862      499,603

COMPUTATION OF FIXED CHARGES:
Interest expensed and capitalized                      46,996       72,987       102,732       150,548     281,656      282,879

Estimate of interest within rental expense              3,378        5,052         6,289        12,241      23,140       18,487

Distributions on HIGH TIDES                                 -            -             -         2,565      44,210       30,562

Total fixed charges                                    50,374       78,039       109,021       165,354     349,006      331,928

RATIO OF EARNINGS TO FIXED CHARGES                      1.30x        1.68x         1.52x         1.83x       2.26x        1.51x
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